Exhibit 99.1

SUNation Energy Reports Fourth Quarter and Full Year 2025 Financial Results: Beats 2025 Annual Guidance, Provides 2026 Market Outlook

●	Q4 2025: Revenue increased 77% to $27.2 million, gross profit rose to $11.1 million, and gross margin expanded to 40.7% from 36.4% in the prior-year quarter.

●	Q4 2025: Net income was $2.6 million and Adjusted EBITDA was $4.1 million, compared to a net loss of $6.8 million and Adjusted EBITDA loss of $1.1 million in the prior-year period.

●	FY 2025: Revenue increased 26% to $71.9 million, gross profit rose 35% to $27.5 million, and gross margin improved to 38.3% from 35.9%.

●	FY 2025: SUNation exceeded the top end of its prior revenue guidance, generated approximately $1.0 million of operating cash flow, and delivered $2.5 million of Adjusted EBITDA.

●	FY 2025: SUNation materially strengthened its balance sheet, ending the year with approximately $7.2 million of liquidity and an estimated 57% reduction in total debt

●	New York and Hawaii drove growth, with revenue up 25% and 30% respectively in FY 2025 , as SUNation scaled storage, service and cost discipline.

RONKONKOMA, N.Y., March 18, 2026 (GLOBE NEWSWIRE) -- SUNation Energy, Inc. (Nasdaq: SUNE) (“SUNation” or “the Company”), a leading provider of residential and commercial solar energy systems, battery storage solutions, and comprehensive energy services, today announced financial results for the fourth quarter and full year ended December 31, 2025.

The fourth quarter represented SUNation’s strongest operating period of 2025, driven by strong residential demand, improved execution across both core markets, and continued contribution from service and commercial activity.

Q4 2025 Highlights

●	Revenue increased 77% to $27.2 million from $15.4 million in the prior-year quarter.

●	Gross profit increased to $11.1 million from $5.6 million, and gross margin improved to 40.7% from 36.4%.

●	Selling, general and administrative expense was 37.5% relative to sales revenue in 2025, down from the 47.5% of sales totals the year prior, reflecting improved operating leverage on higher revenue.

●	Interest expense declined to $165 thousand from $775 thousand in the prior-year quarter, reflecting the Company’s debt reduction efforts earlier in the year.

●	Net income was $2.6 million, compared to a net loss of $6.8 million in the prior-year quarter.

●	Adjusted EBITDA was $4.1 million, compared to an Adjusted EBITDA loss of $1.1 million in the prior-year quarter.

●	Year-end cash and cash equivalents were $7.2 million, above the $5.4 million reported at September 30, 2025.

FY 2025 Highlights

●	Revenue increased 26% to $71.9 million, exceeding the top end of the Company’s previously stated 2025 revenue guidance range of $65 million to $70 million.

●	Gross profit increased 35% to $27.5 million, and gross margin improved to 38.3% from 35.9%.

●	Operating loss improved to $1.7 million from $12.3 million in 2024, reflecting stronger execution and disciplined cost management.

●	Adjusted EBITDA improved to $2.5 million from an Adjusted EBITDA loss of $4.9 million in 2024, significantly ahead of the Company’s prior guidance range of $0.5 million to $0.7 million.

●	Cash flow from operations was approximately $1.0 million, compared $6.3 million used in 2024.

●	Total liquidity increased to approximately $7.2 million at December 31, 2025, compared to approximately $1.2 million at December 31, 2024.

●	SUNation NY revenue increased 25% to $49.6 million and HEC revenue increased 30% to $22.3 million.

●	SUNation NY remained the leading solar contractor in its region in 2025, with aggregate installed capacity on Long Island up approximately 29% year over year.

●	HEC benefited from rising storage demand, including momentum from Hawaii’s BYOD Plus program, while service revenue at HEC increased 57%.

●	Approximately 35% of installed jobs in 2025 came from referrals or repeat customers, supporting efficient customer acquisition and reflecting strong customer satisfaction.

Management Commentary

“2025 was a year of real progress for SUNation Energy, and the fourth quarter was the clearest demonstration yet that our strategy has been working, while we fully recognize that significant challenges lay ahead of us in 2026, as detailed below,” said Scott Maskin, Chief Executive Officer of SUNation. “We delivered substantial revenue growth of 26%, significantly improved profitability, and strengthened our balance sheet through strategic capital raises that enabled us to eliminate approximately $11.0 million of outstanding debt. Our operating loss declined 86% year over year, and we generated positive operating cash flow for the first time in recent years.”

“In the fourth quarter, our teams in New York and Hawaii executed at a high level and responded to strong residential demand as customers moved to complete projects ahead of the expiration of the Section 25D residential tax credit at year-end, while we continued to support a healthy commercial and service pipeline. As market conditions evolve, we believe SUNation is well positioned through our focus on customer experience, service, storage, and disciplined execution, and we continue to evaluate opportunities to expand our platform in ways that build on our regional strengths and create long-term value,” Maskin concluded.

James Brennan, Chief Financial Officer of SUNation, added, “This diversity of offering and customer-centric focus continues to be SUNation’s core strengths, but we’re not just managing the business for a near-term pull-forward in demand. We spent the second half of 2025 preparing for what comes next, including alternative financing structures, a broader service offering, continued commercial execution, anticipated challenges resulting from the loss of the residential tax credits and disciplined evaluation of strategic expansion opportunities.”

“We strengthened the balance sheet over the course of 2025 by reducing debt, lowering interest expense, improving working capital and increasing liquidity, and we believe SUNation exits 2025 in a much stronger financial position than where it began the year. Our fourth quarter and full-year results reflect stronger operating discipline across the business, with fourth quarter Adjusted EBITDA improving to $4.1 million and year-end cash balance increased to approximately $7.2 million,” Brennan concluded.

Q4 & FY 2025 FINANCIAL AND OPERATIONAL HIGHLIGHTS

Financial Results

For the fourth quarter of 2025, revenue increased 77% to $27.2 million from $15.4 million in the prior-year period, supported by continued strength in residential demand in both New York and Hawaii as customers accelerated activity ahead of the Section 25D sunset. For the full year 2025, revenue increased 26% to $71.9 million, compared to $56.9 million in 2024. The Company also benefited from strong residential installation volumes, improved pricing and a strengthened mix of PV installations that included our storage-related offerings.

Gross profit for the fourth quarter was $11.1 million, or 40.7% of sales, compared to $5.6 million, or 36.4% of sales, in the prior-year quarter. For full year 2025, gross profit increased 35% to $27.5 million from $20.4 million in 2024, while gross margin improved to 38.3% from 35.9%. Margin performance benefited from a more favorable revenue mix, with higher-margin residential revenue representing a larger share of total sales, as well as lower material costs as a percentage of revenue and improved operating efficiency across the platform.

For the fourth quarter, selling, general and administrative expense was $7.6 million, compared to $7.7 million in the prior-year quarter, reflecting cost discipline and improved operating leverage as revenue accelerated. Operating expenses decreased in full year 2025 by 10.8% to $29.2 million, compared to $32.7 million in 2024. The decline was driven in part by lower amortization expense and the absence of the goodwill impairment, intangible impairment, and acquisition earnout remeasurement charges recorded in the prior year, partially offset by targeted investment in selling and marketing to support higher residential revenue.

For the fourth quarter, SUNation reported net income of $2.6 million, compared to a net loss of $6.8 million in the prior-year period. For the full year, net loss improved to $10.9 million from $15.8 million in 2024, despite elevated non-operating expense related primarily to financing and fair value remeasurement items. Adjusted EBITDA for the fourth quarter was $4.1 million, compared to an Adjusted EBITDA loss of $1.1 million in the prior-year quarter. For the full year, Adjusted EBITDA was $2.5 million, compared to an Adjusted EBITDA loss of $4.9 million in 2024.

Balance Sheet and Liquidity

The Company, via targeted operative actions throughout the year, also strengthened its financial position during the year. Cash and cash equivalents at year-end were approximately $7.2 million, compared to $5.4 million at September 30, 2025, and approximately $1.2 million at December 31, 2024. Total debt at year-end 2025 was $8.1 million, compared with approximately $19.1 million at December 31, 2024, reflecting significant deleveraging during the year. Working capital improved to a positive $1.1 million at year-end 2025, compared to a working capital deficit of $16.1 million at December 31, 2024.

During 2025, the company generated approximately $5.1 million of net cash from financing activities, including capital raises, while also using cash to reduce debt and satisfy contingent obligations. The company used 2025 financing proceeds to pay down approximately $12.6 million of outstanding debt and contingent liability obligations.

Operational Highlights

In the fourth quarter, SUNation’s operating teams in New York and Hawaii responded to a surge in residential demand ahead of the year-end expiration of the Section 25D residential tax credit, while continuing to support commercial project execution and a growing service platform

Revenue growth in 2025 was driven primarily by stronger residential demand, including increased customer activity ahead of the expiration of certain federal residential clean energy tax credits at year-end 2025. The company also benefited from improved residential margins, lower material costs as a percentage of sales, and favorable revenue mix. Service remained an important differentiator in 2025. The Company continued to benefit from demand for repair, replacement and orphan-system support as industry shakeout created opportunities for trusted local operators with long operating histories.

In New York, SUNation continued to benefit from strong relationships across residential, commercial, municipal and institutional customers. The Company remained the top-ranked solar contractor in its region in 2025 based on installed capacity, while aggregate installed capacity on Long Island increased approximately 29% year over year. In Hawaii, the Company continued to see the growing importance of storage economics and grid services, including momentum from the BYOD Plus program, which supported battery demand and contributed to improved residential revenue per watt. Revenue increased 30% to $22.3 million, with residential contract revenue up 31%.

SUNation continued to emphasize battery storage, service and repair work, and cross-selling opportunities as part of its broader strategy. The company noted that service operations, including support for orphaned systems, remain a differentiator and provide diversified revenue opportunities, while approximately 35% of 2025 installations came from referrals or repeat customers, demonstrating strong customer satisfaction and supporting efficient customer acquisition.

STRATEGIC INITIATIVES AND MARKET POSITION

In a fragmented residential solar market with more than 4,000 contractors nationwide, SUNation believes its local-market leadership, integrated operating model, referral-driven customer acquisition and strong vendor relationships position it to compete effectively and expand share.

SUNation’s customer-first model also supports efficient growth, with approximately 35% of 2025 installed jobs coming from referrals or repeat customers, underscoring the strength of the brand, the quality of execution, and a consistently strong customer experience. SUNation believes one of its greatest strengths is its diversified model, with residential, commercial and service operations providing multiple avenues for growth and helping offset cyclicality in any one part of the market.

The Company continues to strengthen its position through strong relationships with developers, institutions, municipalities and school districts, particularly in New York, and believes its reputation for execution continues to support a healthy, pipeline-driven commercial opportunity set. In Hawaii, the Company is building on its leadership in storage and grid services, including proprietary energy management offerings that enable participation in virtual power plant programs.

Across the platform, SUNation maintains relationships with leading solar and storage brands including Enphase, Tesla, FranklinWH, and GAF roofing. In 2026, the Company expects to broaden its offering with the addition of the Generac full home ecosystem, further supporting its strategy of providing more comprehensive home energy solutions across solar, storage, backup power and adjacent services.

REGULATORY AND INDUSTRY ENVIRONMENT

SUNation operated through a meaningful policy transition in 2025 as the One Big Beautiful Bill Act accelerated the phase-out or termination of several clean energy tax incentives, including the Residential Clean Energy Credit under Section 25D and the Energy Efficient Home Improvement Credit under Section 25C, both effective at the end of 2025, while also tightening the framework around Sections 45Y and 48E. Although the Section 25D sunset contributed to customer urgency in 2025, the Company believes the long-term residential value proposition in its core markets remains supported by high utility costs, energy resiliency needs and growing consumer interest in storage.

The scheduled expiration of the 30% residential credit helped drive customer urgency during 2025, contributing to strong residential demand and resulting 2025 revenue growth, while the Company expects the market in 2026 to be increasingly shaped by core consumer drivers such as utility bill savings, energy independence, resilience, regulatory headwinds and rising battery adoption.

The broader supply chain and trade backdrop also remained dynamic, with new Commerce tariff actions on Southeast Asian solar imports in April 2025 and a Section 232 investigation into imported polysilicon launched in July 2025. Against that backdrop, SUNation continues to work with suppliers to manage sourcing, control costs, and preserve access to key equipment, while benefiting from state and local support mechanisms such as net metering in New York and Hawaii and Hawaii’s BYOD Plus storage program.

BUSINESS STRATEGY AND OUTLOOK

Looking ahead, SUNation’s near-term focus remains on navigating the post-tax-credit demand environment through disciplined execution, margin improvement, cost control, cash flow generation, diversification of its core business operations, and continued share gains in its core New York and Hawaii markets. The Company believes its localized operating model, customer-first approach, diversified revenue sources, growing storage and service capabilities position it well to compete even as the broader solar market adjusts to policy changes.

From an operating standpoint, the Company’s business remains seasonal, with the first quarter typically the lightest period of the year, improving in the second quarter and with the strongest volume generally occurring in the second half. What gives the Company confidence is not any single quarter or one market dynamic, but rather the combination of a stronger balance sheet, lower debt, improved margins, better operating discipline and a more diversified revenue model.

SUNation believes that flexibility will remain important in 2026, and management intends to stay disciplined and adaptive as market conditions evolve, leaning into the parts of the business where demand and economics are strongest. While the Company is not providing formal 2026 guidance at this time (in part as a result of the significantly changed regulatory landscape and the potentially substantive downside effect it may ultimately have on the fiscal year), management believes SUNation is entering the year from a position of greater financial and operational strength, layered in with our contingency planning given the solar industry headwinds noted above.

Over the longer term, SUNation intends to pursue selective growth opportunities that build on its existing platform, including accretive or other strategic transactions that lend to a diversified business platform, higher battery attachment rates, expansion of service and repair revenue, targeted commercial and community solar opportunities, and continued product innovation.

The Company also expects to broaden its offering in 2026 with the addition of the Generac full home ecosystem, supporting its strategy of delivering more comprehensive energy solutions to homeowners and businesses.

Q4 2025 / FY 2025 CONFERENCE CALL

Management will host a conference call on Thursday March 19, 2026 at 9:00am ET. Interested parties may participate in the call by dialing:

●	1-877-407-0784 (Domestic)

●	1-201-689-8560 (International)

Participants may also access the call through a live webcast at https://ir.sunation.com/news-events or via this link: https://viavid.webcasts.com/starthere.jsp?ei=1756551&tp_key=bd28bc361a

ABOUT SUNATION ENERGY, INC.

SUNation Energy Inc. (Nasdaq: SUNE) is a leading provider of sustainable solar energy and backup power solutions to residential, commercial, and municipal customers. The Company designs, installs, finances, and services solar energy systems and related technologies, helping customers reduce energy costs, increase energy independence, and transition to cleaner energy solutions.

For more information, visit ir.sunation.com

CONTACTS

Scott Maskin
Chief Executive Officer
SUNation Energy, Inc.
smaskin@sunation.com

James Brennan
Chief Financial Officer
SUNation Energy, Inc.
jbrennan@sunation.com

SUNation Energy, Inc. Investor Relations
Alliance Advisors IR
IR@sunation.com

FORWARD-LOOKING STATEMENTS

Our prospects here at SUNation Energy Inc. are subject to uncertainties and risks. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. The Company intends that such forward-looking statements be subject to the safe harbor provided by the foregoing Sections. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this presentation. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. We caution readers not to place undue reliance upon any such forward-looking statements. The Company does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in the Company’s filings with the SEC which can be found on the SEC’s website at www.sec.gov.

FINANCIAL TABLES

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

Table 3: Consolidated Operating Results

	Year Ended	Year Ended
	Dec 31, 2025	Dec 31, 2024	Change %
(In thousands, except per share data)
Sales	$71,906	$56,862	26%
Cost of sales	44,361	36,436	22%
Gross profit	27,544	20,426	35%
Gross margin	38.3%	35.9%	+240 bps
Operating expenses:
SG&A expenses	26,980	27,054	0%
Amortization expense	2,238	2,838	(21)%
Earnout remeasurement	--	1,000	(100)%
Goodwill impairment	--	3,102	(100)%
Intangible impairment	--	750	(100)%
Total operating expenses	29,217	32,744	(11)%
Operating loss	(1,673)	(12,317)	(86)%
Other expense, net:
Investment and other income	107	145	(26)%
Warrant liability remeasurement	(7,531)	(975)	673%
Contingent forward remeasurement	899	--	n/a
CVR remeasurement	(36)	(522)	(93)%
Financing fees	(1,294)	--	n/a
Interest expense	(1,042)	(3,087)	(66)%
Loss on debt extinguishment	(343)	(36)	863%
Other	--	(23)	(100)%
Total other expense, net	(9,169)	(3,498)	162%
Loss before income taxes	(10,842)	(15,815)	(31)%
Income tax expense	51	35	47%
Net loss	(10,893)	(15,850)	(31)%
Deemed dividends	--	(11,587)	(100)%
Net loss attributable to shareholders	$(10,893)	$(27,437)	(60)%
Loss per share - basic and diluted	$(4.38)	$(10,110.93)	(100)%
Weighted average shares outstanding	2,488	2,714	(8)%

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(In thousands)

Table 4: Balance Sheet Highlights

	December 31,	December 31,
	2025	2024
Cash, cash equivalents and restricted cash	$7,182	$1,151
Current assets	16,474	11,110
Total assets	48,244	45,713
Current liabilities	15,408	27,162
Long-term debt	5,333	6,532
Total liabilities	23,899	37,165
Total stockholders’ equity (deficit)	24,345	8,547
Working capital	1,066	(16,052)

CONSOLIDATED CASH FLOW SUMMARY

(In thousands)

Table 5: Cash Flow Summary

	Year Ended	Year Ended
	Dec 31, 2025	Dec 31, 2024
Net cash provided by (used in) operating activities	$955	$(6,303)
Net cash used in investing activities	(49)	(26)
Net cash provided by financing activities	5,125	2,084
Net increase (decrease) in cash	6,031	(4,245)
Cash, beginning of year	1,151	5,396
Cash, end of year	$7,182	$1,151

SEGMENT PERFORMANCE SUMMARY

(In thousands)

Table 6: SUNation NY Segment Results

SUNation NY Segment	2025	2024	Change %
Revenue	$49,600	$39,733	25%
Gross profit	20,166	15,094	34%
Gross margin	40.7%	38.0%	+270 bps
Operating income	3,117	(984)	n/m

Table 7: Hawaii Energy Connection Segment Results

HEC Segment	2025	2024	Change %
Revenue	$22,305	$17,128	30%
Gross profit	7,378	5,333	38%
Gross margin	33.1%	31.1%	+200 bps
Operating income (loss)	1,186	(5,075)	n/m

ADJUSTED EBITDA RECONCILIATION

Non-GAAP Financial Measures

This press release also includes non-GAAP financial measures that differ from financial measures calculated in accordance with United States generally accepted accounting principles (“GAAP”). Adjusted EBITDA is a non-GAAP financial measure provided in this release, and is net (loss) income calculated in accordance with GAAP, adjusted for interest, income taxes, depreciation, amortization, stock compensation, gain on sale of assets, financing fees, loss on debt remeasurement, and non-cash fair value remeasurement adjustments as detailed in the reconciliations presented below in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors, and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period.

The non-GAAP financial measures presented in this release should not be considered as an alternative to, or superior to, their respective GAAP financial measures, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these measures do not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Table 8: Reconciliation of GAAP Net Income (Loss) To Adjusted EBITDA

	Three Months Ended December 31		Twelve Months Ended December 31
	2025	2024	2025	2024
Net Income (Loss)	$2,603,989	$(6,819,832)	$(10,892,833)	$(15,849,805)
Interest expense	165,045	775,396	1,041,835	3,087,450
Interest income	(7,734)	(8,854)	(34,804)	(65,426)
Income taxes	5,610	34,781	51,140	34,819
Depreciation	62,947	71,145	265,615	316,332
Amortization	559,375	709,375	2,237,500	2,837,500
Goodwill impairment loss	—	3,101,981	—	3,101,981
Intangible asset impairment loss	—	750,000	—	750,000
Stock compensation	13,051	45,201	85,226	29,002
Earnout consideration compensation	531,503	—	1,535,454	—
Gain on sale of assets	—	—	—	822
FV remeasurement of contingent value rights	(12,947)	(43,448)	(36,079)	(522,257)
FV remeasurement of earnout consideration	—	(200,000)	—	(1,000,000)
FV remeasurement of warrant liability	—	—	7,531,044	974,823
FV remeasurement of contingent forward contract	—	—	(899,080)	—
FV remeasurement of embedded derivative liability	—	(402,712)	—	65,617
Financing fees	157,558	—	1,294,090	—
Loss on debt remeasurement	—	—	343,471	35,657
Loss contingency settlement	—	900,000	—	1,300,000
Adjusted EBITDA	$4,078,397	$(1,086,967)	$2,522,579	$(4,903,485)